Ex 10.1 (al)

THIRD AMENDMENT

To

The Sauer-Sundstrand

LaSalle Factory Employee Savings Plan

(AS AMENDED AND RESTATED,

EFFECTIVE JANUARY 1, 1998)

                By virtue and in exercise of the amending power reserved to Sauer-Danfoss, Inc. (the "Company") by Section 14.1 of the Sauer-Sundstrand LaSalle Factory Employee Savings Plan, Amended and Restated as of January 1, 1998 (the "Plan"), and pursuant to the authority delegated to the undersigned officer of the Company by resolution of its Board of Directors, the Plan is hereby amended, as of the dates indicated below, as follows:

                1.             Effective January 1, 1998, by substituting the following for Section 1.6 of the Plan:

"1.6    Break in Service.  A 'Break in Service' means each 12-consecutive month period beginning on a Participant's Settlement Date and ending on each anniversary of such date, provided that the Participant does not perform an Hour of Service during such period.  Solely for purposes of determining whether a Break in Service has occurred, in the case of a Participant who is absent from employment with the Employer beyond the first anniversary of the first date of an absence and the absence is for leave for maternity or paternity reasons, the Participant's Settlement Date shall be the second anniversary of the Participant's absence from employment with the Employer.  The period between the first and second anniversaries will not constitute Service.  For purposes of this Section 1.6, an absence from employment with an Employer 'for maternity or paternity reasons' means an absence (1) by reason of pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement."

                2.             Effective January 1, 2001, all references in the Plan to Sauer-Sundstrand Company are changed to Sauer-Danfoss (US) Company and Section 1.9 is amended specifically to read in its entirety as follows:

                "1.9         The "Company" shall mean Sauer-Danfoss (US) Company (formerly known as Sauer-Danfoss, Inc. and Sauer-Sundstrand Company), a Delaware corporation, or any successor thereto."

                3.             Effective January 1, 1998, by deleting the phrase "per year" from the first and last sentences of Section 1.13 and replacing them with "in an Employment Year[.]"

                4.             Effective January 1, 2001, the name of the Plan is changed to Sauer-Danfoss LaSalle Factory Employee Savings Plan and all references in the Plan to the name of the Plan are changed accordingly.  Furthermore, Section 1.28 is amended specifically to read in its entirety as follows:

                "1.28    The "Plan" shall mean this Sauer-Danfoss LaSalle Factory Employee Savings Plan (formerly known as the Sauer-Sundstrand LaSalle Factory Employee Savings Plan), as amended from time-to-time.  For purposes of Code Section 401(a)(27)(B), the Plan is a profit sharing plan."

5.             Effective January 1, 1998, by substituting the following for Section 1.19:

"1.19       'Highly Compensated Employee' shall mean:

(a)           For Plan Years beginning before January 1, 1997, a Highly Compensated Employee as determined under the provisions of Section 414(q) of the Code as then in effect.

(b)           For Plan Years beginning on and after January 1, 1997, a Highly Compensated Employee shall mean any Employee:

(i)    who is a 5-percent owner (within the meaning of Section 416(i)(1)(A)(iii) of the Code) at any time during the Determination Year of Look-Back Year; and

(ii)   received compensation during the Look-Back Year in excess of $80,000 (or as may be adjusted by the Secretary of the Treasury for the Look-Back Year), and was in the Top-Paid Group of Employees for the Look-Back Year.

For purposes of this definition, (a) the 'Determination Year' is the Plan Year in which the determination of Highly Compensated Employees is being made; (b) the 'Look-Back Year' is the immediately preceding Plan Year; (c) the 'Top-Paid Group' is the top 20% of Employees of the Employer when ranked on the basis of compensation received during the year, but excluding Employees who have not completed 6 months of service, employees who work fewer than 17 ½ hours per week, employees who normally work during not more than 6 months in any year, and Employees who have not attained age 21; and (d) 'compensation' is compensation within the meaning of Section 1.8 of the Plan.

Notwithstanding the foregoing, the determination of which Employees are Highly Compensated Employees shall at all times be subject to the rules of Section 414(q) of the Code.  Former Employees who were Highly Compensated Employees during the year in which such Employee separated from service or any year after such Employee attained age 55 shall also be included in the determination of a Highly Compensated Employee."

6.             Effective January 1, 1998, by substituting the following for Section 1.25:

                "1.25    'Normal Retirement Date' shall mean, for all purposes of the Plan other than vesting under Section 12.2, the last day of the month in which the Participant attains age 65, and for purposes of vesting under Section 12.2, shall mean the actual date on which the Participant attains age 65."

                7.             Effective January 1, 1998, by deleting the phrase "per year" from subsection 2.1(b) and replacing it with "in an Employment Year[.]"

8.             Effective September 1, 2001, a new subsection (d) is added to Section 2.1 to read in its entirety as follows:

"(d)         An Employee who makes a "Special Election for Coverage Under Cash Balance Formula" (the "Special Election") under Section 4.4(b) of the Factory Pension Plan of Sauer-Danfoss (LaSalle) and International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and Its Local Union No. 285 (the "LaSalle Factory Pension Plan"), thereby waiving his right to accrue additional benefits under the LaSalle Factory Pension Plan (other than pursuant to the cash balance formula set forth in Appendix D of such plan), shall be eligible to participate in the Plan as of the date of such Special Election."

9.             Effective January 1, 1998, by substituting the following sentence for the first sentence of Section 2.2:

"Subject to the provisions of Sections 3.4 and 3.5, if the active employment of an Eligible Employee is terminated and such Employee thereafter is reinstated by an Employer, such Employee shall again be an Eligible Employee on the date of reinstatement and any prior years of Service upon re-employment shall be taken into account."

10.           Effective January 1, 1998, by substituting the following for Section 2.3:

"2.3         Changes in Employment Status.

                (a)           Loss of Eligible Employee Status.  If an Eligible Employee ceases to be an Employee, but continues in the employment of (i) the Employer in some other capacity, or (ii) a Related Employer, he shall nevertheless continue as an Eligible Employee and as a Participant until his status as a Participant is otherwise terminated in accordance with the provisions of the Plan; provided, however, that such Participant shall not be permitted to make Participant Contributions at any time during which he is employed in any capacity other than as an Employee.

                (b)           Attainment of Eligible Employee Status. If an Employee employed by the Employer or a Related Employer does not or did not qualify as an Eligible Employee and later attains Eligible Employee Status under this Article II, such Employee's prior Service with the Employer and/or Related Employer shall be fully counted for purposes of determining such Employee's eligibility and vesting under the Plan."

                11.           Effective September 1, 2001, a new sentence is added to the end of Section 3.1 as follows:

"An Eligible Employee who makes a Special Election under Section 2.1(d) shall become a Participant in Employer and Matching Contributions under Section 5.1 as of the date he makes such Special Election."

                12.           Effective January 1, 1998, by substituting the following for the second sentence in Section 6.3:

"If the Annual Additions to a Participant's Accounts for any Limitation Year would exceed the Maximum Permissible Amount, such Annual Additions shall be reduced to the extent necessary to comply with the requirements of the regulations issued under Code Section 415 (the '415 Regulations'). Any such reduction shall be made in accordance with the applicable regulations issued the 415 Regulations."

                13.           Effective January 1, 1998, by substituting "as adjusted under Code Section 415(d)" for the clause "or, if greater, 25% of the defined benefit dollar limitation in effect under Section 415(b)(1)(A) of the Code" in Section 6.3(f)(viii)(A) of the Plan.

                14.           Effective January 1, 1998, by substituting the following for subsection 6.5(d)(i):

"(i)  Allocation to the Participant Contribution Accounts of the Nonhighly Compensated Employee Group of any 'Qualified Nonelective Contributions' (as defined in the 401(k) Regulations) made by the Employer, in the Employer's sole discretion; provided, however, that if the prior year testing method is used in calculating the ADP Test for the Nonhighly Compensated Employee Group, then the Qualified Nonelective Contributions shall be contributed to the Plan no later than the last day of the applicable testing year; or"

                15.           Effective January 1, 1998, by substituting the following for Section 6.6(d)(i):

"(i)  Allocation to the Participant Contribution Accounts of the Nonhighly Compensated Employee Group of any Qualified Nonelective Contributions (as defined in the 401(m) Regulations) made by the Employer, in the Employer's sole discretion; provided, however, that if the prior year testing method is used in calculating the ACP Test for the Nonhighly Compensated Employee Group, then the Qualified Nonelective Contributions shall be contributed to the Plan no later than the last day of the applicable testing year; or"

                16.           Effective January 1, 1998, by substituting "Participant" for "Matching" in the second sentence of subsection 6.6(e).

                17.           Effective January 1, 1998, by adding the following to the end of Section 6.7:

"Provided, however, that if the prior year testing method is used in calculating the ACP tests for the Nonhighly Compensated Employee Group, then the Qualified Nonelective Contributions shall be contributed to the Plan no later than the last day of the applicable testing year."

                18.           Effective January 1, 1998, by substituting the following for Section 12.10 of the Plan:

                "12.10. Distribution After Age 55. A Participant who does not immediately receive the vested portion of his Accounts following his Settlement Date, may, upon attaining age 55, elect to receive all or a portion of his vested Accounts under any of the forms of distribution specified in subsection 12.4(a). The number of such elections shall not be limited; provided, however, that any such election:

(a)           shall be made in accordance with Section 12.6;

(b)           shall result in either a minimum lump sum of $500 or an installment distribution of the Participant's entire vested Account balance; and

(c)           shall not apply to any portion of the Participant's Accounts held in the Transamerica Life Insurance Fund."

19.           Effective January 1, 1998, by substituting the following for subsection 12A.2(a):

"(a)         An 'eligible rollover distribution' is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities)."

IN WITNESS WHEREOF, the above amendment is adopted this 6th day of June, 2001.

SAUER-DANFOSS (US) Company

By:	/s/ Kenneth D. McCuskey
Its:	Vice President - Finance